TEXAS CAPITAL FUNDS TRUST

2000 McKinney Avenue, Suite 700

Dallas, Texas 75201

September 29, 2023

Texas Capital Bank Wealth Management Services, Inc.

d/b/a Texas Capital Bank Private Wealth Advisors

2000 McKinney Avenue, Suite 700

Dallas, Texas 75201

FORM OF MANAGEMENT AGREEMENT

Dear Sirs:

Texas Capital Funds Trust (the "Registrant") is organized as a statutory trust under the laws of the State of Delaware to engage in the business of an investment company. The shares of the Registrant ("Shares") may be divided into multiple series ("Series”), including the Series listed on Annex A (including any Series added to Annex A in the future, each a "Fund"). Each Series will represent the interests in a separate portfolio of securities and other assets. Each Series may be terminated, and additional Series established, from time to time by action of the Trustees of the Registrant (the “Trustees”). The Registrant on behalf of each Fund has selected you to act as the investment adviser of each Fund and to provide certain services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions set forth in this Management Agreement (this “Agreement”). The provisions of this Agreement shall be construed as applying separately to each Fund. Accordingly, references to “the Fund” shall mean each Fund.

The Registrant agrees with you as follows:

1. Sub-Advisers. You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to act as sub-advisers to provide with respect to the Fund certain services set forth in Paragraphs 3 and 7 hereof, all as shall be set forth in a written contract to which you shall be a party and the Registrant, on behalf of the Fund, shall be a party or a third-party beneficiary, which contract shall be subject to approval (i) by the vote of a majority of the Trustees who are not interested persons of you, the sub-adviser, or of the Registrant, cast in person at a meeting called for the purpose of voting on such approval, and (ii) except as otherwise permitted under the terms of any exemptive relief granted by the Securities and Exchange Commission (the “SEC”), or by rule or regulation, by the vote of a majority of the outstanding voting securities of the Fund, as that term is defined by the Investment Company Act of 1940, as amended (the "1940 Act"). Such sub-advisers may be, but are not required to be, affiliated with you. The provisions contained in Paragraphs 3 and 7 of this Agreement, as applicable, shall not be construed as requiring you to provide directly to the Fund the services described therein to the extent that, in accordance with the terms of this Paragraph 2, you have engaged one or more sub-advisers to provide such services. However, in each such case, you shall be responsible for the supervision of the activities of each sub-adviser so engaged. Subject to the foregoing, you shall not be deemed responsible or liable for any decision by a sub-adviser to purchase, hold, or sell any securities, cash or financial instruments for the Fund.

3. Management Services.

(a) Subject to the general supervision of the Trustees, you will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. You may determine from time to time in your discretion what securities, cash and other financial instruments shall be purchased, retained or sold for the Fund within the parameters of the provisions of this Agreement, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-1A under the 1940 Act as amended from time to time, or any successor form thereto (the “Registration Statement”).

(b) Your authority hereunder shall include the power to buy, sell, and hold such securities and other instruments on behalf of the Fund, and to open accounts and execute trading agreements and any other customary documents and representation letters on behalf of the Fund as you deem appropriate within the parameters of Section 3(a) and the conditions of this Agreement.

(c) You are hereby appointed the Fund’s agent and attorney-in-fact to exercise in your discretion all rights and perform all duties which may be exercisable in relation to any assets of the Fund, including without limitation the right to vote (or in your discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto.

(d) You shall discharge your responsibilities hereunder in compliance with (i) the 1940 Act and the Advisers Act, and the rules and regulations adopted under each from time to time; (ii) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) applicable to regulated investment companies (as defined in the Internal Revenue Code); (iii) the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time; (iv) all other applicable federal and state laws and regulations, including without limitation, the rules of any self-regulatory organization; (v) the Registrant’s Agreement Declaration of Trust (the “Declaration of Trust”) and By-Laws, as each may be amended from time to time; (vi) the objectives, policies and limitations for the Fund set forth in the Registration Statement; (vii) such guidelines, policies and procedures adopted by the Trustees with respect to the Fund or to your activities under this Agreement and provided to you in writing; and (viii) exemptive relief obtained by the Registrant from the SEC. You shall maintain compliance procedures and operational processes for the Fund to ensure the Fund’s compliance with the foregoing, and that you reasonably believe are adequate to ensure your compliance with applicable law.

(e) Subject to the general supervision of the Trustees, you will provide certain administrative services to the Fund. You will, to the extent such services are not required to be performed by others pursuant to the administration agreement, the custodian agreement, the transfer agency agreement (to the extent that a person other than you is serving thereunder as the Registrant's transfer agent), distribution agreement or such other agreements with service providers to the Fund that the Trustees shall have approved, (i) provide supervision of all aspects of the Fund's operations not referred to in paragraphs (a) through (d) above; (ii) provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund; (iii) arrange for, at the Registrant's expense, (a) the preparation for the Fund of all required tax returns, (b) the preparation and submission of reports to existing shareholders and regulatory authorities, and (c) the preparation and submission of the Fund's prospectuses and statements of additional information and all other documents necessary to fulfill regulatory requirements and maintain registration and qualification of the Fund and each class of shares thereof with the SEC and other regulatory authorities; (iv) maintain all of the Fund’s records and (v) provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

(f) You will also provide to the Trustees such periodic and special reports as the Trustees may reasonably request. You shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Registrant or the Funds in any way or otherwise be deemed an agent of the Registrant or the Funds.

(g) You will maintain all books and records with respect to the Fund’s securities and other transactions required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Fund's custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. You agree that any records that you maintain for the Fund shall be the property of the Fund, and you further agree to surrender promptly to the Fund any such records upon the Fund’s request. You will also provide to the Trustees such periodic and special reports as the Trustees may reasonably request.

(h) Your services hereunder are not deemed exclusive and you shall be free to render similar services to others. It is understood that any of the investors, managers, officers, and employees of the Fund may be an investor, director, officer, or employee of yours, your affiliates or parent company; and any of your affiliates or parent company may have an interest in the Fund.

4.       Allocation of Charges and Expenses.

(a) You will pay all costs incurred by you in connection with the performance of your duties under paragraph 3. You will pay the compensation and expenses of all personnel of yours and will make available, without expense to the Fund, the services of such of your partners, officers and employees as may duly be elected officers or Trustees of the Registrant, subject to their individual consent to serve and to any limitations imposed by law. If you have agreed to limit the operating expenses of the Fund, you also shall be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.

(b) During the term of this Agreement, the Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 4(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Fund’s shareholders and the Board of Trustees that are properly payable by the Fund; salaries and expenses of officers of the Fund, including without limitation the Fund’s Chief Compliance Officer, and fees and expenses of members of the Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of you; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board of Trustees; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c) You may voluntarily or contractually absorb certain Fund expenses.

(d) To the extent you incur any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse you for such costs and expenses, except to the extent you have otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by you, you shall be entitled to recover from the Fund to the extent of your actual costs for providing such services. In determining your actual costs, you may take into account an allocated portion of the salaries and overhead of personnel performing such services.

5.       Compensation of the Manager.

(a) For all services to be rendered and payments made as provided in Paragraphs 3 and 4 hereof, the Registrant on behalf of the Fund will pay you each month in arrears a fee at an annual rate equal to the percentage of the average daily net assets of the Fund set forth with respect to such Fund on Annex A. The "average daily net assets" of a Fund shall be determined on the basis set forth in the Fund's prospectus(es) or otherwise consistent with the 1940 Act and the regulations promulgated thereunder. The fee payable for any calendar month during which this Agreement is in effect for less than the entire month with respect to the Fund shall be pro-rated based on the number of calendar days during such month that the Agreement was in effect with respect to the Fund.

(b) In addition to the foregoing, you may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

6.       Delivery of Information.

(a) You shall report regularly on a timely basis to the Trustees and shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with the Board on a regular basis at reasonable times the management of the Fund, the performance of the Fund and general conditions affecting the marketplace. You agree to render to the Trustees such other periodic and special reports, and to provide such information and assistance, on a timely basis regarding your activities under this Agreement as the Trustees may reasonably request.

(b) If required by the CEA or the rules and regulations thereunder promulgated by the Commodity Futures Trading Commission (“CFTC”), you will provide the Fund with a copy of your most recent CFTC disclosure document or a written explanation of the reason why you are not required to deliver such a disclosure document.

7.       Portfolio Transactions. In connection with purchases or sales of portfolio securities and other instruments for the account of the Fund, neither you nor any of your partners, officers or employees will act as a principal, except as otherwise permitted by the 1940 Act. You or your agent shall arrange for the placing of orders for the purchase and sale of portfolio securities and other instruments for the Fund's account either directly with the issuer or with any broker or dealer (including TCBI Securities, Inc., d/b/a Texas Capital Securities), foreign currency dealer, futures commission merchant or other party selected by you. In the selection of such brokers or dealers (including TCBI Securities, Inc., d/b/a Texas Capital Securities) and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution possible, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment Manager may select a broker based partly upon brokerage or research services provided to the Fund, the Investment Manager and any of its other accounts. It is also understood that it may be desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses and brokerage services that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to compliance with the safe harbor provided by Section 28(e) of the 1934 Act, you are authorized to consider such services provided to the Fund and other accounts over which you or any of your affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, if you determine in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers, subject to review by the Registrant's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to your clients concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. You may, but are not obligated to, on occasions when you deem the purchase or sale of a security to be in the best interests of the Fund as well as your other customers (including any other Series or any other investment company or advisory account for which you or any of your affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased on an average price basis in order to obtain the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by you in the manner you consider to be fair and equitable and consistent with your fiduciary obligations to the Fund and to such other customers. In addition, you are authorized to take into account the sale of shares of the Registrant in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with you), provided that you believe that the quality of the transaction and the commission is comparable to what they would be with other qualified firms.

8. Compliance.

(a) You shall provide your compliance policies and procedures pertaining to your services provided to the Fund under this Agreement to the Fund’s Chief Compliance Officer to permit the Fund’s Chief Compliance Officer to conduct review and oversight of such policies and procedures in accordance with Rule 38a-1 under the 1940 Act and shall promptly notify the Fund’s Chief Compliance Officer of: (1) any material changes to its compliance policies and procedures; (2) any new policies and procedures that you adopt pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertain to activities performed for or on behalf of the Fund; and (3) the retirement of any policies and procedures previously adopted by you pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertained to activities performed for or on behalf of the Fund.

(b) You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and have provided the Fund’s Chief Compliance Officer with a copy of the code of ethics and evidence of its adoption, and will notify the Fund’s Chief Compliance Officer of any material changes to (including policies added to or deleted from) the code of ethics.

9.       Limitation of Liability of Manager and Fund. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Registrant or the Fund shall be deemed, when acting within the scope of his position with or employment by the Fund, to be acting in such capacity solely for the Fund and not as your employee or agent. The Fund shall not be liable for any claims against any other Series of the Registrant.

10.       Duration and Termination of this Agreement. This Agreement shall be effective with respect to each Fund as of the date hereof or as of the date on which the Fund is added to Annex A, whichever is later, provided that it shall have been approved by the Trustees and by the shareholders of the Fund to the extent required by the 1940 Act and, unless sooner terminated, shall continue in effect until the second anniversary of the date set forth opposite the Fund’s name on Annex A (the “Initial Date”) and for periods of one year thereafter, but only so long as each such one-year period of continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval and (b) by a vote of a majority of the Trustees or of a majority of the outstanding voting securities of such Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice to the other party, be terminated in its entirety or as to a particular Fund at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the applicable Fund, or by you. This Agreement shall automatically terminate with respect to a Fund in the event of its assignment with respect to such Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

11.       Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement with respect to any Fund shall be effective until approved (a) by vote of the holders of a majority of that Fund’s outstanding voting securities, if so required by the 1940 Act and if relief from such requirement has not been granted to, or may not otherwise be relied upon by, the Registrant or the Fund, and (b) by a majority of the Trustees of the Registrant, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Registrant and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. Notwithstanding the foregoing, this Agreement may be amended at any time to add a new Fund to Annex A, provided such amendment is approved by a majority of the Trustees of the Registrant, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Registrant and have no financial interest in this Agreement. This paragraph does not apply to any agreement described in Paragraph 5(b) hereof, which shall be effective during the period you specify in a prospectus, sticker, or other document made available to current or prospective shareholders of the Fund.

12.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of Texas or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.       Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name Texas Capital Funds Trust is the designation of the Trustees for the time being under a Declaration of Trust dated March 21, 2023, as amended from time to time, and all persons dealing with the Registrant or a Fund must look solely to the property of the Registrant or such Fund for the enforcement of any claims as none of Trustees, officers, agents or shareholders of the Registrant or any Fund assume any personal liability for obligations entered into on behalf of the Registrant. No Fund shall be liable for any claims against any other Series.

If you are in agreement with the foregoing, please sign the form of acceptance on the Registrant counterpart of this letter and return such counterpart to the Registrant, whereupon this letter shall become a binding contract.

Yours very truly,

TEXAS CAPITAL FUNDS TRUST

Attest:                                                                    By:

Name: Neil Rajan                                                     Name: Edward Rosenberg

Title: Secretary                                                        Title: President

The foregoing Agreement is hereby accepted as of the date thereof.

Texas Capital Bank Wealth Management Services, Inc.

Attest:                                                                 By:

Name:                                                                Name:

Title:                                                                  Title:

Annex A

Texas Capital Bank Wealth Management Services, Inc.

Fund	Fee (Annual Rate)	Initial Date
Texas Capital Government Money Market Fund	0.20%	September 29, 2023

TEXAS CAPITAL FUNDS TRUST

By:_________________________________

Name:       Edward Rosenberg

Title:          President

Texas Capital Bank Wealth Management Services, Inc.

By:_________________________________

Name:

Title:

Dated:       September 29, 2023